Exhibit 99.1

STR HOLDINGS, INC. REPORTS THIRD QUARTER 2015 RESULTS

Enfield, Conn. — November 13, 2015 — STR Holdings, Inc. (OTCQX: STRI) today announced its financial results for the third quarter ended September 30, 2015.

Advisory Note

All prior year share amounts and per share amounts below have been adjusted to reflect the one-for-three reverse stock split effected January 30, 2015.

Third Quarter 2015 Summary:

•                  Net sales of $6.6 million

•                  Diluted GAAP loss per share from continuing operations of $(0.32); Diluted non-GAAP loss per share from continuing operations of $(0.23)

•                  Adjusted EBITDA of $(3.3) million

•                  Finished the quarter with $9.6 million in cash, $8.3 million in tax receivables, $2.1 million in bank acceptance notes, $2.1 million due from Zhenfa Energy Group Co., Ltd. (“Zhenfa”) and no debt

Zhenfa Coordination Update

The Company continues to work with Zhenfa to explore synergies and pursue other opportunities to improve the Company’s financial performance.

Assessment of Entry into Downstream Solar

The Company, with Zhenfa’s assistance pursuant to the terms of our Sales Service Agreement, is currently assessing investments in the more profitable downstream solar sector. Potential transactions could include, among other things, construction financing of solar projects, acquisition and ownership of operating solar projects and developing solar projects. The Company is in preliminary due diligence and discussions with Zhenfa in acquiring a multi-megawatt operating solar power plant located in Xuyi, Jiangsu, China. This solar power station is owned by Zhenfa.

China Business Development

During the third quarter of 2015, the Company benefited from Zhenfa’s assistance in collection of overdue accounts receivable.  The Company received $3.2 million of cash from Zhenfa as an installment payment relating to its previously executed $7.5 million module-for-encapsulant swap with Zhenfa and ReneSola.  To date, the Company has received $5.4 million of cash from Zhenfa related to this transaction.  Zhenfa also aided the Company in securing a $2.0 million bank acceptance note for settlement of long-overdue accounts receivable.

During the third quarter, the Company enhanced the process window of its encapsulants to improve ease of their use in prospective Chinese module manufacturers’ production processes.  During the fourth quarter of 2015, the Company has commenced large-scale production and shipments with new customers including Trina and Talesun. The Company is currently in the process of adding approximately two gigawatts (“GW”) of production capacity to meet the needs of its new and existing customers, and expects it to become operational by the end of the first quarter of 2016.  Of this new capacity, one GW is newly built equipment, while another GW is an upgrade of existing STR-owned surplus equipment.  Zhenfa has offered to finance the upgrade as well as the newly-built production equipment and the related installation costs, including facilities modifications and ancillary equipment, such that the new capacity will be available for STR’s use on a turnkey basis.   The Company plans to negotiate an arms-length lease for the Zhenfa-purchased equipment, subject to approval by the STR Board of Directors.  Since the lease would represent a related-party transaction, STR’s Special Committee of Continuing Directors must approve the transaction. STR anticipates that by the end of the first quarter of 2016, its capacity in China will reach a total of approximately four GWs, with one GW at the Company’s tolling partner, FeiYu.

Robert S. Yorgensen, Chairman, President and Chief Executive Officer, stated; “We have been successful recently in configuring our products for the Chinese module manufacturing market and as a result, have seen a significant increase in demand early in the fourth quarter. Our primary challenge has therefore shifted from a lack of sales volume to a shortage of capacity within China and we are actively addressing that challenge together with Zhenfa’s assistance.”

Restructuring

As previously announced, the Company has ceased manufacturing operations at its Malaysia facility during the third quarter of 2015.  The Company significantly reduced its headcount at this facility and incurred $1.3 million of restructuring expense related to severance and termination benefits as well as a write down of its inventory.  The Company is in the process of selling the production equipment, real estate and ancillary equipment at this location. In connection with the shutdown and sale of the Malaysia facility, the Company expects to generate approximately $2.4 million of associated annual pre-tax savings.

The Company also reduced headcount at its Connecticut facility and incurred $0.1 million of related severance expense during the third quarter of 2015. This cost-reduction action is expected to generate approximately $0.2 million of associated annual pre—tax savings.

Financial Results

Net sales for the quarter ended September 30, 2015 were $6.6 million, a decrease of 23% sequentially and a decrease of 31% from Q3, 2014. The sequential decrease was driven by approximately 20% lower volume and a 4% decrease in average selling price (“ASP”).  The sequential volume decrease was primarily driven by the impact of the Company’s largest customer reducing its OEM module production, as previously disclosed.

The year-over-year third quarter decrease was driven by approximately 21% lower volume and a 12% decline in ASP.  The price decline was primarily caused by foreign exchange translation of the Euro compared to the U.S. Dollar. The average Euro exchange rate decreased by 16% in the third quarter of 2015 compared to the corresponding 2014 period. Ex-currency impact, the Company’s ASP declined by a modest 1%. The year-over-year volume decline was primarily driven by the reduction of net sales with its largest customer, as described above. Excluding net sales to this customer, volume increased by approximately 22% with the Company’s remaining customer base, primarily driven by a 31% volume increase in China, as well as growth in India.

Gross loss for the third quarter of 2015 was $(1.5) million, or (23)% of net sales, compared to $(0.1) million, or (1)% of net sales from the second quarter of 2015 and gross loss of $(1.0) million, or (11)% of net sales from the third quarter of 2014.  The sequential and year-over-year increases in gross loss were driven by $0.8 million of restructuring charges relating to the Company’s Malaysia facility closure.  Ex-restructuring, the $0.6 million sequential increase in gross loss was due to $0.2 million of inventory charges and reduced absorption due to reduced net sales and winding down its Malaysia facility, which more than offset lower material costs and benefits from prior-cost reduction actions.  When removing the impact of restructuring, the Company improved its gross loss by $0.3 million during the third quarter of 2015 on a year-over-year basis due to lower raw material costs and benefits from cost-reduction actions which more than offset lower net sales.

Selling, general and administrative expenses (“SG&A”) for the third quarter of 2015 were $3.2 million compared to $2.8 million in the second quarter of 2015 and $2.5 million in the third quarter of 2014. The sequential and year-over-year increases were primarily driven by $0.7 million of restructuring costs. The year-over-year increase was also attributable to $0.5 million of higher professional fees.

Adjusted EBITDA for the third quarter of 2015 was $(3.3) million compared to $(2.5) million from the second quarter of 2015.  The sequential decline was due to previously described increases in gross loss and SG&A, as well as a $0.1 million unfavorable foreign exchange impact. This compares to Adjusted EBITDA from continuing operations of $(2.9) million for the third quarter of 2014. Unfavorable foreign currency transactional loss drove $0.5 million of this decline.

Net loss from continuing operations for the third quarter of 2015 was $(5.8) million, or $(0.32) per diluted share. This compares to a net loss from continuing operations of $(3.3) million, or $(0.18) per diluted share, for the second quarter of 2015 and net loss from continuing operations of $(3.2) million, or $(0.37) per diluted share, for the third quarter of 2014. The sequential and year-over-year higher net losses were primarily due to lower adjusted EBITDA, a $0.7 million loss on reclassification relating to the Company’s Malaysian fixed assets being accounted for as held for sale, negative foreign exchange impact and higher restructuring charges.

Non—GAAP net loss from continuing operations for the third quarter of 2015, which excludes certain tax-effected adjustments (as disclosed following the non—GAAP reconciliation table at the end of this press release), was $(4.2) million, or $(0.23) per diluted share. This compares to non—GAAP net loss from continuing operations of $(3.2) million, or $(0.18) per diluted share, for the second quarter of 2015 and non—GAAP net loss from continuing operations of $(3.0) million, or $(0.34) per diluted share, for the third quarter of 2014.

Balance Sheet and Liquidity

The Company finished the quarter with $9.6 million of cash and no debt.  As of September 30, 2015, the Company also had $8.3 million of income tax receivables, $2.1 million of bank acceptance notes and $2.1 million due from Zhenfa.

The Company generated negative operating cash flow of $0.8 million during the third quarter of 2015.  The Company collected $3.2 million from Zhenfa as partial payment on the ReneSola module-for-encapsulant swap agreement. This positive impact was more than offset by negative Adjusted EBITDA generation and higher working capital.

In October 2015, the Company’s wholly owned Spanish subsidiary, Specialized Technology Resources España S.A., entered into a factoring agreement to sell, with recourse, certain European, U.S., and other foreign company-based receivables to Eurofactor Hispania S.A.U. Under the current terms of the factoring agreement, the maximum amount of outstanding advances at any one time is €1.0 million, which is subject to adjustment based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold. The annual discount rate is 2% plus EURIBOR for Euro denominated receivables, and 2% plus LIBOR for all other currencies. The term of the agreement is for one year, which will be automatically extended unless terminated by either party with 90 days prior written notice. The Company entered into the factoring agreement with the aim to improve its cash conversion cycle at its Spanish facility and to enhance STR’s global liquidity.

Third Quarter Conference Call and Presentation

Due to continued cost-reduction efforts, the Company will not host a quarterly conference call.

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business, including without limitation, statements regarding our anticipated need for, and timing of, additional manufacturing capacity in China, and the anticipated sale of our Malaysia assets. The forward-looking statements contained herein are based on assumptions that we have made in light of our industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. For example, we cannot assure that we will continue to receive orders that will require us to expand our manufacturing capacity, that we will be able to expand our manufacturing capacity on a timely basis, or within budget, if at all, or that we will be able to sell our Malaysian assets within the time frame or on the terms anticipated, if at all. In addition, we face risks and uncertainties that include, but are not limited to, the following: (1) incurring substantial losses for the foreseeable future and our inability to achieve or sustain profitability in the future; (2) the potential impact of pursuing strategic alternatives; (3) our reliance on a single product line; (4) our securing sales to new customers, growing sales to existing key customers and increasing our market share, particularly in China; (5) customer concentration in our business and our relationships with and dependence on key customers; (6) the outsourcing arrangements and reliance on third parties for the manufacture of a portion of our encapsulants; (7) technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete; (8) competition; (9) excess capacity in the solar supply chain; (10) demand for solar energy in general and solar modules in particular; (11) our operations and assets in China being subject to significant political and economic uncertainties; (12) limited legal recourse under the laws of China if disputes arise; (13) our ability to adequately protect our intellectual property, particularly during the outsource manufacturing of our products in China; (14) our lack of credit facility (other than limited accounts receivable factoring arrangements) and our inability to obtain significant additional credit; (15) a significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy, particularly in China and the United States; (16) volatility in commodity costs; (17) our customers’ financial profiles causing additional credit risk on our accounts receivable; (18) our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and other significant materials used in our process; (19)  potential product performance matters and product liability; (20) our substantial international operations and shift of business focus to emerging markets; (21) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues; (22) losses of financial incentives from government bodies in certain foreign jurisdictions; (23) the ability to realize synergies from the transaction with Zhenfa Energy Group Co., Ltd.; (24) the reduced liquidity of our common stock resulting from our delisting from the New York Stock Exchange and the effect of trading on the OTCQX Marketplace on the market price of our common stock and (25) the other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2015 and September 30, 2015 and in our Annual Report on Form 10-K for the year ended December 31, 2014. You are urged to carefully review and consider the disclosure found in our filings, which are available on http://www.sec.gov or http://www.strsolar.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement contained in this press release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 265-1247

joseph.radziewicz@strholdings.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$6,594	$9,514	$21,972	$30,072
Cost of sales	8,088	10,544	23,678	32,967
Gross loss	(1,494)	(1,030)	(1,706)	(2,895)

Selling, general and administrative expenses	3,155	2,455	8,545	7,796
Research and development expense	334	291	1,046	842
Provision (recovery) for bad debt expense	225	249	(7)	280
Operating loss	(5,208)	(4,025)	(11,290)	(11,813)

Interest income (expense), net	13	3	(35)	23
Other (expense) income, net	(722)	—	(722)	2,766
Loss on disposal of fixed assets	—	(20)	—	(451)
Foreign currency transaction (loss) gain	(256)	259	61	145
Loss from continuing operations before income tax (benefit) expense	(6,173)	(3,783)	(11,986)	(9,330)
Income tax (benefit) expense from continuing operations	(422)	(559)	(316)	176
Net loss from continuing operations	(5,751)	(3,224)	(11,670)	(9,506)

Discontinued operations:
Earnings from discontinued operations before income tax (benefit) expense	—	—	—	—
Income tax (benefit) expense from discontinued operations	(4,036)	685	(4,036)	685
Net earnings (loss) from discontinued operations	4,036	(685)	4,036	(685)
Net loss	$(1,715)	$(3,909)	$(7,634)	$(10,191)

GAAP (loss) earnings per share:
Basic from continuing operations	$(0.32)	$(0.37)	$(0.65)	$(0.84)
Basic from discontinued operations	0.22	(0.07)	0.23	(0.06)
Total basic GAAP net loss per share	$(0.10)	$(0.44)	$(0.42)	$(0.90)

Diluted from continuing operations	$(0.32)	$(0.37)	$(0.65)	$(0.84)
Diluted from discontinued operations	0.22	(0.07)	0.23	(0.06)
Total diluted GAAP net loss per share	$(0.10)	$(0.44)	$(0.42)	$(0.90)

(1) Non-GAAP net (loss) earnings per share:
Basic from continuing operations	$(0.23)	$(0.34)	$(0.54)	$(0.89)
Basic from discontinued operations	—	(0.08)	—	(0.06)
Total basic non-GAAP net loss per share	$(0.23)	$(0.42)	$(0.54)	$(0.95)

Diluted from continuing operations	$(0.23)	$(0.34)	$(0.54)	$(0.89)
Diluted from discontinued operations	—	(0.08)	—	(0.06)
Total diluted non-GAAP net loss per share	$(0.23)	$(0.42)	$(0.54)	$(0.95)

Weighted-average common shares outstanding:
Basic shares outstanding GAAP	18,119,567	8,795,542	18,085,609	11,304,845
(2) Diluted shares outstanding GAAP	18,119,567	8,795,542	18,085,609	11,304,845
Stock options	—	—	—	—
Restricted common stock	—	—	—	—
(2) Diluted shares outstanding non-GAAP	18,119,567	8,795,542	18,085,609	11,304,845

(1) Please refer to the reconciliation of non-GAAP measures included in this press release.

(2) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands

	September 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,559	$16,552
Bank acceptance notes	2,138	—
Due from Zhenfa	2,102	—
Accounts receivable, net	6,578	12,057
Inventories, net	5,916	8,248
Income tax receivable	8,252	8,252
Prepaid expenses	1,376	1,789
Deferred tax asset	72	72
Other current assets	2,853	2,283
Total current assets	38,846	49,253

Property, plant and equipment, net	11,236	20,195
Assets held for sale	8,500	—
Other noncurrent assets	155	354
Total assets	$58,737	$69,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,135	$2,653
Accrued liabilities	4,316	2,780
Other current liabilities	—	204
Income taxes payable	1,904	1,865
Total current liabilities	9,355	7,502

LONG-TERM LIABILITIES
Deferred tax liabilities	72	72
Other long-term liabilities	—	4,505
Total liabilities	9,427	12,079

STOCKHOLDERS’ EQUITY
Stockholders’ equity	49,310	57,723
Total liabilities and stockholders’ equity	$58,737	$69,802

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(1,715)	$(3,909)	$(7,634)	$(10,191)
Net earnings (loss) from discontinued operations	4,036	(685)	4,036	(685)
Net loss from continuing operations	(5,751)	(3,224)	(11,670)	(9,506)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	421	514	1,423	1,540
Stock-based compensation expense	178	322	553	1,023
Non-cash reversal of loss contingency	—	—	—	(4,089)
Non-cash reversal of restructuring accrual	—	—	—	(795)
Loss on disposal of property, plant and equipment	—	20	—	451
Provision (recovery) for bad debt expense	225	249	(7)	280
Loss on reclassification on held for sale assets	722	—	722	1,323
Income tax receivable non-cash	—	(219)	—	(1,462)
Deferred income tax expense	—	344	—	2,432
Changes in operating assets and liabilities	3,105	(3,303)	3,105	(783)
Other, net	293	78	1,383	(753)
Net cash used in continuing operations	(807)	(5,219)	(4,491)	(10,339)
Net cash provided by discontinued operations	—	—	9	—
Total net cash used in operating activities	(807)	(5,219)	(4,482)	(10,339)

INVESTING ACTIVITIES
Capital investments	(77)	(937)	(2,354)	(2,657)
Proceeds from sale of fixed assets	—	435	—	2,391
Net cash used in continuing operations	(77)	(502)	(2,354)	(266)
Net cash (used in) provided by discontinued operations	—	—	—	—
Total net cash used in investing activities	(77)	(502)	(2,354)	(266)

FINANCING ACTIVITIES
Repurchase of common stock in tender offer	—	—	—	(24,042)
Tender offer fees	—	(403)	—	(2,387)
Deposit for share issuance	—	3,400	—	3,400
Share issuance fees	—	(1,605)	(4)	(1,605)
Special dividend	—	—	(20)	—
Proceeds from common stock issued under employee stock purchase plan	1	1	2	2
Net cash provided by (used in) continuing operations	1	1,393	(22)	(24,632)
Net cash used in discontinued operations	—	—	—	—
Total net cash used in financing activities	1	1,393	(22)	(24,632)

Effect of exchange rate changes on cash	14	(111)	(135)	(156)

Net change in cash and cash equivalents	(869)	(4,439)	(6,993)	(35,393)
Cash and cash equivalents, beginning of period	10,428	27,219	16,552	58,173
Cash and cash equivalents, end of period	$9,559	$22,780	$9,559	$22,780

* Free cash flow from continuing operations	$(884)	$(6,156)	$(6,845)	$(12,996)

* Please refer to the reconciliation of non-GAAP measures included in this press release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30
	2015	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Non-GAAP Net Loss from Continuing Operations
Net loss from continuing operations	$(3,313)	$(5,751)	$(3,224)	$(11,670)	$(9,506)
Adjustments to net loss from continuing operations:
Stock-based compensation expense	222	178	322	553	1,023
Restructuring	(6)	1,524	—	1,663	(730)
Tax impact of option cancellation due to restructuring	—	—	—	—	1,058
Loss on reclassification on held for sale assets	—	722	—	722	1,323
Non-cash reversal of uncertain tax position	—	(325)	—	(325)	—
Non-cash reversal of loss contingency	—	—	—	—	(4,089)
Tax effect of non-GAAP adjustments	(70)	(590)	(110)	(765)	884
Non-GAAP net loss from continuing operations	$(3,167)	$(4,242)	$(3,012)	$(9,822)	$(10,037)

Non-GAAP Net Earnings (Loss) from Discontinued Operations
Net earnings (loss) from discontinued operations	$—	$4,036	$(685)	$4,036	$(685)
Non-cash reversal of uncertain tax position	—	(4,036)	—	(4,036)	—
Non-GAAP net earnings (loss) from discontinued operations	$—	$—	$(685)	$—	$(685)

Non-GAAP Net Loss Per Share from Continuing Operations:
Basic from continuing operations	$(0.18)	$(0.23)	$(0.34)	$(0.54)	$(0.89)
Diluted from continuing operations	$(0.18)	$(0.23)	$(0.34)	$(0.54)	$(0.89)

Non-GAAP Net Loss Per Share from Discontinued Operations:
Basic from discontinued operations	$—	$—	$(0.08)	$—	$(0.06)
Diluted from discontinued operations	$—	$—	$(0.08)	$—	$(0.06)

Weighted-average common shares outstanding:
Basic	18,089,137	18,119,567	8,795,542	18,085,609	11,304,845
(1) Diluted	18,089,137	18,119,567	8,795,542	18,085,609	11,304,845

(1) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

	Three Months Ended September		Nine Months Ended September
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Free Cash Flow from Continuing Operations
Cash flow used in operations from continuing operations	$(807)	$(5,219)	$(4,491)	$(10,339)
Less:
Capital investments	(77)	(937)	(2,354)	(2,657)
Free cash flow	$(884)	$(6,156)	$(6,845)	$(12,996)

Non—GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company uses non—GAAP financial measures to facilitate better understanding of its operating results. In this press release, there are two non—GAAP financial metrics mentioned: (1) Non—GAAP net loss per share from continuing operations (“Non—GAAP EPS”) and (2) free cash flow from continuing operations as defined below.

Non—GAAP EPS: The Company believes that non—GAAP EPS from continuing operations provides meaningful supplemental information regarding its performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current period results with those of prior periods as well as with its peers.

Non—GAAP EPS from continuing operations is defined as net loss from continuing operations not including the tax effected impact of stock-based compensation and restructuring divided by the weighted—average common shares outstanding. Please refer to the Company’s Annual Report on Form 10—K filed with the Securities and Exchange Commission (“SEC”) on March 26,

2015, as well as prior SEC filings, for detailed discussion on some of these adjustments that have been recorded in previous periods. During the current period, there were two new items included as defined below:

•                  Loss on reclassification on held for sale assets: This non-cash write-down relates to the Company’s fixed assets located in its Johor, Malaysia facility, which is in the process of closure. The Company believes that the costs associated with the exit of its Malaysia facility are not indicative of its future operating results.

•                  Non-cash reversal of uncertain tax positions: This non-cash reversal relates to the expiration of the statute of limitations and will not recur. The Company is excluding this item because it believes this item is not reflective of the operational conditions of its core business and is non-cash in nature.

Although the Company uses non—GAAP EPS as a measure to assess the operating performance of its business, non—GAAP EPS has significant limitations as an analytical tool because it excludes certain material costs. Because non—GAAP EPS does not account for these expenses, its utility as a measure of its operating performance has material limitations. The omission of restructuring and stock—based compensation expense limits the usefulness of this measure. Non—GAAP EPS also adjusts for the related tax effects of the adjustments and the payment of taxes is a necessary element of the Company’s operations. Because of these limitations, management does not view non—GAAP EPS in isolation and uses other measures, such as Adjusted EBITDA, net loss from continuing operations, net sales, gross loss and operating loss, to measure operating performance.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP SHARES OUTSTANDING

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Weighted-average shares outstanding
Basic shares outstanding GAAP	18,089,137	18,119,567	8,795,542	18,085,609	11,304,845
Diluted shares outstanding GAAP	18,089,137	18,119,567	8,795,542	18,085,609	11,304,845
Stock options	—	—	—	—	—
Restricted common stock	—	—	—	—	—
Diluted shares outstanding non-GAAP	18,089,137	18,119,567	8,795,542	18,085,609	11,304,845

Free Cash Flow from Continuing Operations: The Company believes free cash flow from continuing operations is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. Free cash flow is defined as operating cash flow used in continuing operations excluding cash spent on capital investments. A limitation of using free cash flow versus the GAAP measure of cash used in operating activities as a means for evaluating the Company’s business is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period. The Company compensates for this limitation by providing information about the changes in its cash balance on the face of the Condensed Consolidated Statements of Cash Flows.

STR Holdings, Inc.

ADJUSTED EBITDA

All amounts in thousands

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA	$(2,480)	$(3,341)	$(2,930)	$(7,590)	$(9,835)
Depreciation expense	(512)	(421)	(514)	(1,423)	(1,540)
Interest (expense) income, net	(52)	13	3	(35)	23
Income tax (expense) benefit	(53)	422	559	316	(176)
Restructuring	6	(1,524)	—	(1,663)	730
Stock-based compensation	(222)	(178)	(322)	(553)	(1,023)
Non-cash reversal of loss contingency	—	—	—	—	4,089
Loss on reclassification on held for sale assets	—	(722)	—	(722)	(1,323)
Loss on disposal of fixed assets	—	—	(20)	—	(451)
Net loss from continuing operations	$(3,313)	$(5,751)	$(3,224)	$(11,670)	$(9,506)

ASC 280—10—50 Disclosure about Segment of an Enterprise and Related Information, establishes standards for the manner in which companies report information about operating segments, products, geographic areas and major customers. The method of determining what information to report is based on the way that management organizes the operating segment within the enterprise for making operating decisions and assessing financial performance. Since the Company has one product line, sells to global customers in one industry, procures raw materials from similar vendors and expects similar long-term economic characteristics, the Company has one reporting segment.

Adjusted EBITDA is the main metric used by the management team and the Board of Directors to plan, forecast and review the Company’s segment performance. Adjusted EBITDA represents net loss from continuing operations before interest income (expense), income tax (expense) benefit, depreciation, stock-based compensation expense, restructuring and certain non-recurring income and expenses from the results of operations.